PROSPECTUS SUPPLEMENT NO. 4	Filed Pursuant to Rule 424(b)(7)
(To Prospectus Dated June 15, 2007)	Registration No. 333-143815

$287,500,000

St. Mary Land & Exploration Company

3.50% Senior Convertible Notes due 2027

and Common Stock Issuable Upon Conversion of 3.50%

Senior Convertible Notes due 2027

This prospectus supplement no. 4 supplements and amends our prospectus dated June 15, 2007, as amended and supplemented by prospectus supplement no. 1 dated July 20, 2007, prospectus supplement no. 2 dated August 21, 2007 and prospectus supplement no. 3 dated November 9, 2007 (collectively, the “Prospectus”), relating to the resale from time to time by certain selling securityholders of up to $287,500,000 principal amount of the notes and the shares of common stock issuable upon conversion of the notes.

This prospectus supplement no. 4 should be read in conjunction with and accompanied by the Prospectus and is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement no. 4 supersedes the information contained in the Prospectus.

The information appearing in the table below, which is based on information provided by or on behalf of the named selling securityholder, supplements and amends, by addition or substitution, as applicable, the information in the table appearing under the heading “Selling Securityholders” in the Prospectus.  The percentage of notes outstanding beneficially owned by each selling securityholder is based on $287,500,000 aggregate initial principal amount of notes outstanding.

Name	Aggregate Principal Amount of Notes That May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May Be Sold (1)	Percentage of Shares of Common Stock Outstanding
Calyon S/A (2)	$5,000,000	1.74%	91,879	0.15%

(1)          Represents the maximum number of shares of our common stock issuable upon conversion of all of the holder’s notes, based on the initial conversion rate of 18.3757 shares of our common stock per $1,000 principal amount at maturity of the notes.  However, this conversion rate will be subject to adjustment as described under “Description of Notes—Conversion Rights.”  As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)          This selling securityholder is an affiliate of Calyon Securities (USA) Inc., which is a broker-dealer, and the selling securityholder is a subsidiary of Crédit Agricole S/A, a publicly traded company in France.

Based upon information provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years, except as disclosed in the Prospectus and this prospectus supplement no. 4.  None of the selling securityholders listed above will own 1% or more of our outstanding common stock after this offering.

Selling securityholders who are registered broker-dealers or affiliates of registered broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act.  To our knowledge, no selling securityholder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.

Information concerning the selling securityholders may change from time to time and any changed information will be set forth in additional supplements to the Prospectus if and when necessary.  In addition, the conversion rate and, therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances.

Investing in the notes and our common stock issuable upon conversion of the notes involves risks that are described in the “Risk Factors” section beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 13, 2007.